Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2007 (August 3, 2007, as to Note 15 and Note 17), relating to the financial statements and financial statement schedule of Epiq Systems, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for stock-based compensation upon adoption of Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment”), appearing in the Epiq Systems, Inc. and subsidiaries Current Report on Form 8-K dated August 3, 2007, and our report dated March 6, 2007 relating to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Epiq Systems, Inc. and subsidiaries for the year ended December 31, 2006.

Kansas City, Missouri

August 3, 2007